Consent of Independent Registered Certified Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of Asia Special Situation Acquisition Corp. (A Development Stage Company) of our report dated April 19, 2007, relating to our audit of the financial statements appearing in the Prospectus, which is part of this Registration Statement. Our report, dated April 19, 2007 relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to our firm under the caption "Experts."

/s/TEDDER, JAMES, WORDEN & ASSOCIATES, P.A.

Orlando, Florida
August 6, 2007